Exhibit 99.1

United Security Bancshares Completes Merger

          FRESNO, CA, February 20, 2007 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (Nasdaq Global Select: UBFO), reported that the former Legacy Bank, NA in Campbell, California opened its doors this morning as the newest branch of United Security Bank. The merger was effective Friday, February 16th after the close of business.

          Woods stated, “I am in Campbell this morning for the opening to see first hand how well the computer conversions went and how well our pre-training efforts worked. I am pleased to report the staff is in very good spirits and everything appears to have gone very well. I also want to meet as many customers as I can while I am here these next two days. We’re very excited to be a part of this great marketplace.”

          United Security Bancshares with the addition of the Campbell office is a $750 + million bank holding company and United Security Bank, a state banking corporation, is its primary subsidiary. The Bank operates 11 branches in the state. United Security Bancshares stock is available through The Siedler Admen Securities Inc., (contact Troy Norlander at 1-800-288-2811), Howe Barnes Hoefer & Arnett (contact Dave Bonaccorso at 1-800 346 5544 ext. 723) or Hill Thompson, Magid & Co. (contact Jason Biggerstaff 1-800-631-3083) as well as other firms, and trades under the symbol “UBFO”.

          This press release may include forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating acquisitions and economic conditions and competition in the geographic and business areas in which the Company conducts its operations.  The Company undertakes no obligation to revise or update these forward-looking statements.

          Contact: Dennis Woods at 559-248-4928